EXHIBIT 1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

           This Amendment No. 3 to Rights Agreement is entered into effective this 1st day of August, 2002 by and between Transport Corporation of America, Inc., a Minnesota corporation (the “Company”) and LaSalle Bank National Association (the “Rights Agent”).

           WHEREAS, effective as of the date hereof and pursuant to its authority under Section 21 of the Rights Agreement dated as of February 25, 1997 and as amended on June 29, 1998 and January 17, 2000 (the “Agreement”), the Board of Directors of the Company has appointed LaSalle Bank National Association to replace Wells Fargo Bank, N.A. (fka Norwest Bank Minnesota, N.A.) as the Rights Agent under the Agreement.

           WHEREAS, in order to fully effectuate the change in the Rights Agent, the new Rights Agent and the Company desire to amend the Agreement.

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Agreement is hereby amended as follows:

1.        LaSalle Bank National Association is hereby substituted for Wells Fargo Bank, N.A. as the Rights Agent in the Agreement and all references to the Rights Agent in the Agreement shall hereinafter be deemed to refer to LaSalle Bank National Association. LaSalle Bank National Association has agreed to such substitution and has agreed to abide by the obligations of the Rights Agent as set forth in the Agreement.

2.        The legend set forth in Section 3(c) of the Agreement shall hereby be amended to read in its entirety as follows, provided, however, that all certificates of Common Stock which have been issued prior to the date hereof bearing the old legend contained in Section 3(c) shall, from the date hereof, also be deemed to bear the following amended legend:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Transport Corporation of America, Inc. and Norwest Bank Minnesota, N.A., dated as of February 25, 1997 and as further amended, including Amendment No. 3 dated August 1, 2002 substituting LaSalle Bank National Association as Rights Agent (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of Transport Corporation of America, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Transport Corporation of America, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights issued to, or held by, an Acquiring Person, or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void.

3.        Section 5(b) of the Agreement shall be amended to read in its entirety as follows:

(b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its offices in Chicago, Illinois or New York, New York, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the date of each of the Rights Certificates.

4.        The address of the Rights Agent set forth in Section 26 of the Agreement shall be amended to read as follows:

LaSalle Bank National Association
135 S. LaSalle Street
Chicago, IL 60603
Attention: Corporate Trust Administration

5.        The Rights Certificate included as Exhibit B to the Agreement shall be amended to substitute all references to Wells Fargo Bank, N.A. with references to LaSalle Bank National Association.

6.        This Amendment may be signed in one or more counterparts, each of which shall be deemed an original but all of which together, when executed and delivered, will constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and attested as of the day and year first above written.

TRANSPORT CORPORATION OF AMERICA, INC.

By _________________________________

Its__________________________________

Attest:

By _________________________________

Its__________________________________

LASALLE BANK NATIONAL ASSOCIATION

By _________________________________

Its__________________________________

Attest:

By _________________________________

Its__________________________________